Exhibit 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES RECORD ANNUAL PRODUCTION;
POSTS RECORD PROVED OIL AND GAS RESERVES;
EXPECTS SETTING ADDITIONAL 2005 RECORDS FOR ANNUAL REVENUES, CASH FLOW AND EARNINGS;
ANNOUNCES 2006 PRODUCTION GUIDANCE
LAFAYETTE, LA — January 27, 2006 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it produced a Company-record 16.1 Bcfe during the year ended December 31, 2005. This represents a 13% increase over the 14.2 Bcfe produced in 2004 and a 39% compounded annual growth rate in production since the Company’s 1998 merger. Approximately 75% of the Company’s 2005 production was natural gas and approximately 30% was from long-lived basins.
The Company ended 2005 with 131 Bcfe of proved oil and gas reserves, also a new Company record. Approximately 83% of the proved reserves were natural gas, and approximately 50% were located in long-lived basins. This represents a 29% increase over 2004 for proved reserves and a 38% compounded annual growth rate in reserves since the Company’s 1998 merger.
Based primarily on its higher 2005 production rate, PetroQuest expects to post company-record revenues, cash flows and net income for 2005. A news release announcing complete year-end results and a conference call with investors and analysts is scheduled for February 17, 2006.
Reserves
The following sets forth an analysis of the Company’s estimated quantities of net proved oil and gas reserves (oil converted to MMcfe at six MMcf per MBbl):

		Natural Gas
	Oil	and NGL
	(MBbls)	(MMcfe)	(MMcfe)
Proved reserves as of December 31, 2004	3,714	79,069	101,353
Revisions of previous estimates	(29)	(8,823)	(8,997)
Extensions, discoveries and other additions	361	30,363	32,529
Purchase of producing properties	296	21,321	23,097
Sale of producing properties	(34)	(758)	(962)
Production	(666)	(12,055)	(16,051)

Proved reserves as of December 31, 2005	3,642	109,117	130,969

At December 31, 2005, the Company’s independent petroleum engineers estimated the net present value, excluding income taxes, of these reserves was $640 million, using prices ($8.61 per Mcfe and $59.66 per barrel) in effect as of year-end 2005 and discounted 10%. This compares to $326 million at December 31, 2004 using prices in effect ($5.82 per Mcfe and $43.85 per barrel) as of year-end 2004 and discounted 10%. These amounts include a reduction for estimated plugging and abandonment costs that are also reflected as a liability on PetroQuest’s balance sheet at December 31, 2005 and 2004, in accordance with Statement of Financial Accounting Standards No. 143.
The negative reserve revisions during the year were recorded in the Arkoma Basin and our Southeast Carthage Field. The majority of the Arkoma revisions were isolated to the southern portion of the field limits in which the initial hydrocarbon production was lower than projected resulting in lower than anticipated currently bookable reserves. At Carthage, higher hydrocarbon prices accelerated the payout of a number of wells in which partners own reversionary interests, and therefore faster economic returns resulted in reduced reserve quantities attributable to the Company’s interests. Additionally, lower production from certain Carthage wells resulted in negative reserve revisions.
Drilling Update
The Company had a 91% drilling success rate during 2005 with 35 exploration and 51 development wells.
Drilling activity during the fourth quarter of 2005 included 12 successful horizontal coalbed methane wells in the Arkoma Basin, 7 successful wells in East Texas, and successful discoveries at the Company’s Chicory, Piquant and Poppy Hills Prospects in the Gulf Coast region. After year-end, the Company had additional successful discoveries at its Cayenne Prospect and its Pelican Point Prospect.
A total of 58 wells were drilled in the Arkoma Basin during 2005 of which the Company attained a 90% success rate. PetroQuest estimates production in this basin averaged approximately 7,500 Mcf per day during December 2005. Drilling continues in the Arkoma Basin during 2006 with three full time rigs working in the Hartshorne Coal. The Company has participated in its first vertical well testing the Woodford Shale, which has been dual completed in the Cromwell Sand and Woodford Shale formations. The Company has an estimated 15% working interest in the well which began producing in January at approximately 2,000 Mcfe per day. The Company expects to operate its first Woodford Shale test during the second quarter of 2006.
PetroQuest operated the drilling and completion of an additional 7 wells in its East Texas Basin focus area encountering productive sands in the Cotton Valley and Travis Peak formations. The Company drilled and completed 17 wells in this basin during 2005, all of which were successful, and estimates the production in this basin averaged approximately 12,500 Mcfe per day during December 2005. Subsequent to year-end, PetroQuest drilled and is completing another well in its Southeast Carthage Field, which encountered productive sands in the Cotton Valley and Travis Peak formations. The Company expects to drill approximately 24 wells in the basin during 2006.
In the Gulf Coast, PetroQuest drilled its Chicory Prospect to a total depth of 12,600 feet, logging 27 feet total vertical depth (TVD) of net productive sands. The well began producing in December at a gross rate of approximately 6,000 Mcfe per day. PetroQuest has an approximate 27% net revenue interest (NRI) in the well.
PetroQuest drilled its Piquant Prospect to a total depth of 12,500 feet, logging 68 feet TVD of net productive sands. The well began producing in January at a gross rate of approximately 12,000 Mcfe per day. PetroQuest has an approximate 27% NRI in the well.
The Company’s Poppy Hills Prospect was drilled to a total depth of 13,450 feet encountering approximately 36 feet TVD of net productive sands. The well has tested at a gross rate of approximately 15,000 Mcfe per day. PetroQuest has an approximate 18% NRI in the well. Initial production from this well is scheduled for early 2007 after a second well is drilled in the area and production facilities are constructed by the operator.
The Company’s Cayenne Prospect was drilled to a total depth of 14,600 feet, logging 10 feet TVD of net productive sands. The well is expected to begin producing in February at a gross rate of approximately 2,500 Mcfe per day. PetroQuest has an approximate 37% NRI in the well.

As previously announced, the Company’s Pelican Point Prospect was drilled and is currently being completed in the Rob L objective. The well is expected to begin producing in two months at a gross rate of approximately 10,000 to 15,000 Mcfe per day. PetroQuest has an approximate 18% NRI in the well.
The Company is currently drilling its Grayhawk Prospect (25% working interest) and its Denali Prospect (10% working interest) both of which are in the Gulf Coast Basin. Drilling continues in the Company’s Southeast Carthage Field and in the Arkoma Basin. The Company expects to resume drilling operations on its Oakbourne Prospect within one week.
The Company’s drilling capital budget for 2006 is approximately $145 to $160 million depending on commodity prices, drilling success and related completion and facility costs.
Acquisition Update
On December 15, 2005, the Company acquired additional acreage in the Arkoma Basin of Oklahoma for an aggregate amount of approximately $10.5 million in cash. The acquisition added approximately 6,400 net acres of Hartshorne Coal rights and 4,400 net acres of deeper shale rights. The Company allocated approximately 40% of the purchase price to unevaluated acreage. PetroQuest estimates that it acquired approximately 5 Bcf of proved reserves, of which 15% are proved developed producing and 100% are natural gas. Development costs for the proved undeveloped reserves are estimated at $1.39 per Mcf. The acquisitions added approximately 0.5 MMcf per day to the Company’s production.
Production Guidance
The Company is projecting its 2006 net production to average approximately 62-69 Mmcfe per day.
Additionally, the Company is projecting its first quarter 2006 net production to average approximately 56-61 Mmcfe per day. The Main Pass 74 field returned to production during January at a net production rate of approximately 10,000 Mcfe per day.
Hedging Update
The Company initiated additional commodity transactions through the form of costless collars during December 2005 and January 2006. The following sets forth the transaction details:

Instrument
Production Period	Type	Daily Volumes	Price

Natural Gas:
January — December 2006	Costless Collar	5,000 Mmbtu	$10.00 — 14.95
January — March 2006	Costless Collar	5,000 Mmbtu	$12.00 — 18.65
April — June 2006	Costless Collar	3,000 Mmbtu	$10.00 — 12.40
July — September 2006	Costless Collar	2,000 Mmbtu	$10.00 — 12.50

Crude Oil
April — June 2006	Costless Collar	750 Barrels	$65.00 — 74.30
July — September 2006	Costless Collar	500 Barrels	$65.00 — 75.35
October — December 2006	Costless Collar	300 Barrels	$65.00 — 75.65
Management’s Comment
“The successful operating results coupled with higher product prices of 2005 have positioned PetroQuest to increase its drilling and development activities to a record level. We are firmly planted in three core operating basins, and all three are poised for growth during 2006. In 2006, we anticipate drilling 158 gross (61 net) wells from our existing project inventory utilizing our cash flows and existing credit facility. This compares to 86 gross (52 net) wells during 2005, or an 84% increase in the number of wells budgeted to drill during 2006 reflecting our continued movement into long-lived gas basins,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.